Exhibit 5.2
April 19, 2010
Popular, Inc.,
     209 Muñoz Rivera Avenue,
          San Juan, Puerto Rico 00918.
Ladies and Gentlemen:
               In connection with the registration under the Securities Act of 1933 (the “Act”) of 46,000,000 depositary shares (the “Depositary Shares”), each representing 1/40th of a share of Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D (the “Securities”), of Popular, Inc., a Puerto Rico corporation (the “Company”), to be issued pursuant to the Deposit Agreement, dated as of April 19, 2010 (the “Deposit Agreement”), among you, The Bank of New York Mellon, as depositary (the “Depositary”) and the holders from time to time of the receipts (the “Depositary Receipts”) evidencing the Depositary Shares described therein, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the Securities have been duly delivered to the Depositary and when the Depositary Receipts evidencing the Depositary Shares have been duly issued against deposit of the Securities in accordance with the Deposit Agreement, the Depositary Receipts evidencing the Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in the Depositary Shares and the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
               The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
               Also, we have relied as to certain matters on factual information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Deposit Agreement has been duly authorized, executed and delivered by the parties thereto and that the Deposit Agreement constitutes

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a valid and legally binding obligation of the Depositary enforceable in accordance with its terms.
               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Preferred Stock and Depositary Shares” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/  Sullivan & Cromwell LLP